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                                  EXHIBIT 5.1










                                 July 10, 1995

Xicor, Inc.
1511 Buckeye Drive
Milpitas, California  95035

       RE:   REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

       We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on July 10, 1995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of your Common Stock, no par value, reserved for issuance under the Xicor, Inc. 1995 Director Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

       It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, and upon completion of the actions being taken or proposed to be taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                            Very truly yours,

                                            WILSON, SONSINI, GOODRICH & ROSATI
                                            Professional Corporation